Exhibit 10.1

Execution Version

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of October 6, 2020, by and among Virtusa Corporation, a Delaware corporation (the “Company”)and the entities set forth on the signature pages hereto (the “Investor Group”), and solely for purposes of Sections 4, 9, 10(b), 12(b), 13, 14 and 17 (the “Applicable Sections”) Austin HoldCo Inc. (“Parent”). The Company, the Investor Group and, solely with respect to the Applicable Sections, Parent are each herein referred to as a “party” and collectively, the “parties.”

WHEREAS, on July 6, 2020, certain members of the Investor Group filed a Schedule 13D with the SEC, which was subsequently amended on July 29, 2020 (as amended, the “Schedule 13D”);

WHEREAS, certain members of the Investor Group submitted a letter to the Company on June 17, 2020 (the “Nomination Notice”) nominating a slate of director candidates to be elected to the Board of Directors of the Company (the “Board”) at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”);

WHEREAS, the Company, Parent and Austin BidCo Inc. (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of September 9, 2020 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation (the “Merger”); and

WHEREAS, the Company and the Investor Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.                  Board Composition and Related Matters.

(a)               Simultaneous with the execution and delivery of this Agreement, the Investor Group hereby irrevocably withdraws its Nomination Notice and any related materials, demands or notices submitted to the Company in connection therewith, and the Investor Group hereby further agrees that all votes on any proxies that have been or may be received by or on behalf of the Investor Group for the election of Ramakrishna Prasad Chintamaneni and/or Patricia B. Morrison at the 2020 Annual Meeting will be disregarded, and withdraws and terminates all requests for stock list materials and other books and records of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) or other statutory or regulatory provisions providing for shareholder access to books and records.

(b)               Simultaneous with the execution and delivery of this Agreement, the Investor Group, Ramakrishna Prasad Chintamaneni and Patricia B. Morrison have each executed and delivered to the Company an irrevocable letter of withdrawal of the candidacy of Ramakrishna Prasad Chintamaneni and Patricia B. Morrison (the “Investor Group Designee”) for election to the Board at the 2020 Annual Meeting in the form attached hereto as Exhibit A (the “Withdrawal Letter”).

(c)               Simultaneous with the execution and delivery of this Agreement, the Investor Group shall immediately cease all efforts, direct or indirect, in furtherance of the Nomination Notice and any related solicitation in connection with the Nomination Notice, including any negative solicitation efforts relating to the 2020 Annual Meeting concerning the Company and members of the slate of nominees proposed by the Company, namely Al-Noor Ramji and Joseph G. Doody (the “Company Nominees”), and terminate the Investor Group’s proxy solicitation website, https://www.improvevirtusa.com, and any similar websites and social media posts.

(d)               Simultaneous with the execution and delivery of this Agreement, the Investor Group has executed and delivered to the Company a voting agreement in the form attached hereto as Exhibit B (the “Voting Agreement”).

(e)               Immediately following the execution and delivery of this Agreement, the Board shall increase the size of the Board to ten directors and appoint the Investor Group Designee as a Class I director to the Board to fill the vacancy resulting from the increase in the size of the Board.

(f)                The Investor Group agrees that, in the Investor Group Designee’s capacity as a director of the Company, the Investor Group Designee shall be subject to the terms of the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time, the “Charter”), Amended and Restated By-Laws (as may be amended from time to time, the “By-Laws”), committee charters, corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines and similar governance documents that are generally applicable to the Company’s directors.

(g)               The Investor Group acknowledges and agrees that: (A) consistent with her fiduciary duties as a director of the Company, the Investor Group Designee is obligated to consider in good faith, to the same extent as any other director of the Company, recusal from any Board or committee meeting in the event there is any other actual or potential conflict of interest involving the Investor Group Designee with respect to any matter before the Board; and (B) the Board may restrict the Investor Group Designee’s access to information of the Company to the same extent it would for any other director of the Company, in accordance with applicable law.

(h)               Other than as agreed to by the Company, the Investor Group agrees that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the term of this Agreement, between any members of the Investor Group and the Investor Group Designee providing for any compensation, reimbursement of expenses or indemnification of the Investor Group Designee solely in connection with or related to the Investor Group Designee’s service on the Board, provided that the Investor Group can fulfill any obligations owed to the Investor Group Designee pursuant to agreements disclosed to the Company prior to the date hereof.

(i)                 As long as the Net Long Position of the Investor Group and its Affiliates exceeds 5% of the outstanding common stock of the Company (the “Common Stock”) , in the event that the Investor Group Designee (or any Replacement Designee for her) is no longer able to serve as a director of the Company due to death, disability or other incapacity or for any other reason, then the members of the Investor Group shall be entitled to designate, subject to the approval (not to be unreasonably withheld) of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), a candidate for replacement of the Investor Group Designee (such replacement, a “Replacement Designee”). Any Replacement Designee shall qualify as an Independent Director. The Nominating Committee shall, in good faith and consistent with its fiduciary duties, approve or deny any candidate for Replacement Designee within 10 Business Days after such candidate has: (i) successfully completed a customary background check; (ii) completed a satisfactory interview with the Nominating Committee; (iii) provided the Company with (A) a completed director questionnaire (in the form to be provided by the Company), and (B) such other information and agreements as may be reasonably requested by the Company and that are part of its customary director onboarding practices and (iv) agreed to take all necessary action not be considered to be “overboarded” under the applicable policies of Institutional Shareholder Services, Inc. (“ISS”), Glass Lewis & Co., LLC (“Glass Lewis”), BlackRock, Inc., The Vanguard Group, and/or State Street Corporation as a result of his or her or her appointment to the Board. The Company agrees that it will proceed promptly and in good faith and consistent with its fiduciary duties and provide or complete the background checks, questionnaires and other items described in the preceding sentence. In the event the Nominating Committee declines to approve a candidate for Replacement Designee, (x) any agreements provided by such candidate pursuant to the previous sentence shall be null and void and of no effect and (y) the members of the Investor Group may propose one or more additional candidates, subject to the approval process described above, until a Replacement Designee is approved by the Nominating Committee. Following the approval of a candidate for Replacement Designee by the Nominating Committee, the Board shall promptly appoint such Replacement Designee to the Board. Upon his or her or her appointment to the Board, such Replacement Designee shall be deemed an Investor Group Designee for all purposes under this Agreement.

2.                  Intentionally Omitted.

3.                  Restrictions. Prior to the Termination Date, except as otherwise provided in this Agreement (including Section 11(a)), without the prior written consent of the Board, the members of the Investor Group shall not, and shall instruct their Affiliates, not to, directly or indirectly (in each case, except as permitted by this Agreement):

(a)               acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, (x) 12.00% or more than of the then-outstanding shares of the Common Stock in the aggregate minus (y) the aggregate percentage of shares of Common Stock sold by the members of the Investor Group or their Affiliates after the date hereof (clause (x) minus clause (y), the “Ownership Cap”);

(b)               unless and until entry by the Company without the prior written consent of the Investor Group into any amendment, waiver or modification of the Merger Agreement that results in (1) a change to the form of consideration to be paid thereunder or (2) a decrease in the Merger Consideration, knowingly initiate, encourage, vote in favor of, or participate in any “withhold,” “against,” “vote no,” defeat quorum or similar campaign with respect to any Stockholder Meeting at which the Merger, the Merger Agreement, the related adjournment proposal or related matters will be voted on by the Company’s stockholders;

(c)               enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or knowingly advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise knowingly take or cause any action inconsistent with any of the foregoing;

(d)               publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(e)               take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement; provided, however, that the restrictions in this Section 3 shall not prevent the members of the Investor Group from making (1) any factual statement as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by any of the members of the Investor Group) or (2) any confidential communication to the Company that would not be reasonably expected to trigger public disclosure obligations for either party.

4.                  Non-Disparagement. Prior to the Termination Date, the Company and Parent and each member of the Investor Group shall each refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investor Group: the Company, Parent or any of their Affiliates,subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees, and (b) in the case of statements or announcements by the Company or Parent: the members of the Investor Group or any of the their Affiliates, subsidiaries or advisors, or any of their respective current or former officers, directors. Prior to the Termination Date. unless and until the Merger Agreement is terminated, the Investor Group shall not, nor shall it permit any of its Representatives to issue any press release, make any public statement, or speak on the record or on background with the media that is negative regarding the Merger Agreement, Parent or Sub or their respective Affiliates, the Merger or any transactions related thereto. The restrictions in this Section 4 shall not (a) apply (i) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

5.                  No Litigation. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) any Legal Proceeding initiated to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

6.                  Public Statements; SEC Filings.

(a)               Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit C and following the issuance thereof any public statements by any party or Parent in respect of this Agreement or the subject matter hereof shall be consistent with the Press Release. Prior to the issuance of the Press Release, neither the Company nor the members of the Investor Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party.

(b)               Promptly following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the members of the Investor Group and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the members of the Investor Group and their Representatives.

(c)               Promptly following the execution of this Agreement, the Investor Group shall file with the SEC an amendment to its Schedule 13D; in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including the terms of this Agreement and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. The Investor Group shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

7.                  Confidentiality.

(a)               For so long as the Investor Group Designee is serving as a director on the Board, the Investor Group acknowledges that following her appointment to the Board, the Investor Group will not communicate with the Investor Group Designee regarding the Company without the prior written consent of the Company (but the foregoing shall in no way limit any communications with the Company and the full Board or with any full committee thereof).

(b)               For the avoidance of doubt, the parties acknowledge and agree that the obligations of the Investor Group under this Section 7 shall be in addition to, and not in lieu of, the Investor Group Designee’s confidentiality obligations under Delaware law and the Charter, By-Laws and applicable corporate governance policies of the Company.

8.                  Compliance with Securities Laws. The Investor Group acknowledges that it understands its obligations under the U.S. securities laws.

9.                  Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement. Notwithstanding the foregoing, solely with respect to Parent, the term “this Agreement” in this Section 9 shall instead be deemed to be “the Applicable Sections”.

10.              Representations and Warranties.

(a)               The Investor Group represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. The Investor Group represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, and that the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. The Investor Group represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 2,979,665 shares of Common Stock. The Investor Group represents and warrants that it has voting authority over such shares and, other than as set forth on Schedule A hereto, owns no Synthetic Equity Interests or any Short Interests in the Company.

(b)               The Company and Parent (severally and not jointly) each hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company or Parent, as applicable, constitutes a valid and binding obligation and agreement of the Company or Parent, as applicable and is enforceable against it in accordance with its terms. The Company and Parent (severally and not jointly) each represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of its organizational documents as currently in effect, and that the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.

11.              Termination. This Agreement shall terminate on the date that is the earlier of (i) the date of the closing of the Merger, (ii) the termination of the Merger Agreement or the Voting Agreement or (iii) the election to terminate this Agreement by the non-breaching party, if the Investor Group or the Company has materially breached any terms of this Agreement or the Voting Agreement and has failed to cure any such breach within twenty days of receipt of written notice of same (the date of termination, the “Termination Date”). If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination.

12.              Expenses.

(a)               Immediately following the execution of this Agreement, by wire transfer of immediately available funds, the Company shall reimburse the Investor Group for its time and efforts and fees and expenses (including legal expenses) incurred in connection with the subject matter of this Agreement and its investment in the Company (collectively, “Expenses”) in an amount equal to $2,500,000 in the aggregate.

(b)               In addition to the reimbursement of Expenses under clause (a), subject to the last sentence of this Section 12(b), Parent shall reimburse (or shall cause to be reimbursed) the Investor Group in an amount equal to the difference (which difference may only be a positive number) between (i) $51.35 per share, minus (ii) the sale price per share of Common Stock of any trade executed by the Investor Group in open market transactions or the closing price on the date of any distribution of Common Stock to partners or members or investors of the members of the Investor Group; provided, however, that the total amount of all such reimbursements under this Section 12(b) shall not exceed $2,000,000 in the aggregate. Any such reimbursement shall be made by wire transfer of immediately available funds concurrent with the consummation of the Merger provided for in the Merger Agreement.

13.              Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with mandatory copies (which shall not constitute notice) to:
Virtusa Corporation 132 Turnpike Road, Suite 300 Southborough, MA 01772 Attn: Paul D. Tutun, Executive Vice President and General Counsel Email: [Redacted]	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attn: John J. Egan III Joseph L. Johnson III Andrew H. Goodman Email: jegan@goodwinlaw.com jjohnson@goodwinlaw.com agoodman@goodwinlaw.com
If to the Investor Group:	with mandatory copies (which shall not constitute notice) to:
New Mountain Vantage Advisers, L.L.C. 1633 Broadway, 48th Floor New York, NY 10019 Attn: Joseph Hartswell Email: [Redacted]	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attn: Russell Leaf Jared Fertman Email: JFertman@willkie.com rleaf@willkie.com
If to Parent:	with mandatory copies (which shall not constitute notice) to:
c/o Baring Private Equity Asia Limited 50 Collyer Quay #11-03/04 OUE Bayfront Singapore 049321 Attention: Kirti Hariharan Email: [Redacted]

Ropes & Gray LLP

191 North Wacker Drive, 32nd Floor

Chicago, IL 60606

Attention: Neill P. Jakobe, Esq., Paul S.

Scrivano, Esq., Eric L. Issadore, Esq.

Email: neill.jakobe@ropesgray.com

paul.scrivano@ropesgray.com

eric.issadore@ropesgray.com

14.              Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

15.              Specific Performance. Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

16.              Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the members of the Investor Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Investor Group shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of the members of the Investor Group; (b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof; (c) the terms “beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (f) the term “Independent Director” means an individual that (g) qualifies as an “independent director” under applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and applicable governance policies of the Company and (ii) is not an employee, principal, Affiliate or Associate of the members of the Investor Group or any of their Affiliates or Associates; (h) the term “Merger Consideration” has the meaning ascribed to it in the Merger Agreement as in effect on the date hereof; (i) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (j) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (k) the term “SEC” means the U.S. Securities and Exchange Commission; (l) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (m) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; (n) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (o) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17.              Miscellaneous.

(a)               This Agreement, including all exhibits hereto contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)               This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c)               This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d)               Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)               If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)                Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g)               This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf’) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)               Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i)                 The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

VIRTUSA CORPORATION

By:	/s/ Kris Canekeratne
Name: Kris Canekeratne
Title: Chief Executive Officer

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

INVESTOR GROUP:

NEW MOUNTAIN VANTAGE LO, L.P.

By:	/s/ Daniel Riley
Name: Daniel Riley
Title: Authorized Person

NEW MOUNTAIN VANTAGE FOCUS, L.P.

By:	/s/ Daniel Riley
Name: Daniel Riley
Title: Authorized Person

NEW MOUNTAIN VANTAGE (CALIFORNIA) II, L.P.

By:	/s/ Daniel Riley
Name: Daniel Riley
Title: Authorized Person

NEW MOUNTAIN VANTAGE, L.P.

By:	/s/ Daniel Riley
Name: Daniel Riley
Title: Authorized Person

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

NEW MOUNTAIN VANTAGE CO-INVEST II, L.P.

By:	/s/ Daniel Riley
Name: Daniel Riley
Title: Authorized Person

NEW MOUNTAIN VANTAGE GP, L.L.C.

By:	/s/ Daniel Riley
Name: Daniel Riley
Title: Authorized Person

NEW MOUNTAIN VANTAGE ADVISERS, L.L.C.

By:	/s/ Daniel Riley
Name: Daniel Riley
Title: Authorized Person

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

Solely for purposes of the Applicable Sections

PARENT:

Austin HoldCo Inc.

By:	/s/ Kirti Hariharan
Name: Kirti Hariharan
Title: President

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

Schedule A

As of October 5, 2020, New Mountain Vantage Co-Invest II, L.P. has economic exposure to 272,382 shares of Common Stock by way of Cash Derivative Agreements (as described in the Schedule 13D of the Investor Group).

Exhibit A
Form of Withdrawal Letter

October 6, 2020

Virtusa Corporation
132 Turnpike Road, Suite 300

Southborough, MA 01772

Attn: Paul D. Tutun,
Executive Vice President and General Counsel

Re: Withdrawal of Director Candidacy

Ladies and Gentlemen:

Reference is made to that certain Settlement Agreement (the “Agreement”), dated as of October 6, 2020, by and among Virtusa Corporation, a Delaware corporation (the “Company”) and the entities and natural persons set forth on the signature pages thereto (collectively with each of their respective Affiliates, the “Investor Group”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

The purpose of this letter is to provide the Company with notice that the Investor Group hereby irrevocably withdraws its Nomination Notice and any related materials, demands or notices submitted to the Company in connection therewith, and the Investor Group hereby further agrees that all votes on any proxies that have been or may be received by or on behalf of the Investor Group for the election of Ramakrishna Prasad Chintamaneni and/or Patricia B. Morrison at the 2020 Annual Meeting will be disregarded, and withdraws and terminates all requests for stock list materials and other books and records of the Company under the DGCL or other statutory or regulatory provisions providing for shareholder access to books and records.

Additionally, by his or her signature below, each of Ramakrishna Prasad Chintamaneni and Patricia B. Morrison hereby irrevocably withdraw his or her name for consideration as a candidate for election as director of the Board at the 2020 Annual Meeting, effective immediately upon the execution and delivery of the Agreement.

Very truly yours,

INVESTOR GROUP:

NEW MOUNTAIN VANTAGE LO, L.P.

By:
Name:
Title:

NEW MOUNTAIN VANTAGE FOCUS, L.P.

By:
Name:
Title:

NEW MOUNTAIN VANTAGE (CALIFORNIA) II, L.P.

By:
Name:
Title:

NEW MOUNTAIN VANTAGE, L.P.

By:
Name:
Title:

NEW MOUNTAIN VANTAGE CO-INVEST II, L.P.

By:
Name:
Title:

SIGNATURE PAGE TO WITHDRAWAL OF CONSENT SOLICITATION

NEW MOUNTAIN VANTAGE GP, L.L.C.

By:
Name:
Title:

NEW MOUNTAIN VANTAGE ADVISERS, L.L.C.

By:
Name:
Title:

Ramakrishna Prasad Chintamaneni

Patricia B. Morrison

SIGNATURE PAGE TO WITHDRAWAL OF CONSENT SOLICITATION

Exhibit B
Voting Agreement

Exhibit C
Form of Press Release